EXHIBIT 5 - OPINION AND CONSENT OF THORP, REED & ARMSTRONG


             THORP, REED & ARMSTRONG
              One Riverfront Center
        Pittsburgh, Pennsylvania 15222-4895
Telephone (412) 394-7711  Telecopier (412) 394-2555


                                      December 20, 1995


Zurn Industries, Inc.
One Zurn Place
P. O. Box 2000
Erie, Pennsylvania 16514-2000

Gentlemen:

          We have acted as counsel to Zurn Industries, Inc. (the "Company") in connection with the preparation of the Registration Statement to be filed by the Company under the Securities Act of 1933 on Form S-8 for the registration of 150,000 shares of Common Stock, $.50 par value, of the Company to be issued upon the exercise of stock options granted under the Company's 1995 Directors Stock Option Plan (the "Plan") described in the prospectus included within such Registration Statement (the "Prospectus").

          In connection with this opinion, we have reviewed and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of Articles of Incorporation and the By-Laws of the Company, copies of the Plan, and such other documents, corporate records and certificates of public officials and other instruments as we have deemed necessary or advisable as the basis for the opinion herein expressed.

          Based upon the foregoing, we are of the opinion that the Common Stock reserved for issuance under the Plan has been duly authorized and, upon issuance and delivery of the 150,000 shares described in the Prospectus in accordance with the terms of the Plan, such shares will be legally issued, fully-paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Company on Form S-8.

                                      Very truly yours,

                                      /s/ Thorp, Reed & Armstrong

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